Exhibit 10.8

SELECTIVE INSURANCE GROUP, INC.

2005 OMNIBUS STOCK PLAN

DIRECTOR RESTRICTED STOCK AGREEMENT

This DIRECTOR RESTRICTED STOCK AGREEMENT (this "Restricted Stock Agreement") is made and entered into as of [DATE] (the "Date of Grant"), by and between Selective Insurance Group, Inc., a New Jersey corporation (the "Company") and [DIRECTOR] (the "Recipient").

WHEREAS, the Board of Directors of the Company (the "Board") has adopted the Selective Insurance Group, Inc. 2005 Omnibus Stock Plan (the "Plan"); and

WHEREAS, Section 9 of the Plan provides for the grant of Restricted Stock to Participants, including a Non-Employee Director of the Company; and

WHEREAS, the Corporate Governance and Nominating Committee of the Board has approved the grant of Restricted Stock pursuant to the Plan, as hereinafter defined, to the Recipient as set forth below;

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

1.   Definitions.  Capitalized terms that are used but not defined herein shall have the meaning set forth in the Plan.

2.   Grant of Restricted Stock.  The Company hereby grants to the Recipient [NUMBER]1 restricted shares of the common stock of the Company, par value $2.00 per share (the "Restricted Stock"), subject to all of the terms and conditions of the Plan and this Restricted Stock Agreement.  The Recipient's grant and record of share ownership shall be kept on the books of the Company, until the restrictions on transfer have lapsed pursuant to Section 3 below.  The Company shall cause to be delivered to the Recipient the shares that have become vested pursuant to Section 3 below in a manner determined by the Committee, including via book entry or a certificate evidencing such shares, which may bear a restrictive legend, if the Committee determines such a legend to be appropriate.

3.    Vesting and Lapse of Restrictions.  All shares of Restricted Stock shall be unvested unless and until they become Vested Shares in accordance with this Section 3.  If the Recipient is serving as a member of the Board of the Company as of the applicable anniversary date set forth below, the Restricted Stock shall become "Vested Shares" according to the percentage set forth opposite each such date:

Date Percentage Vested
[First anniversary of the Date of Grant]	[33 1/3%][2]
[Second anniversary of the Date of Grant]	[33 1/3%]
[Third anniversary of the Date of Grant]	[33 1/3%]

Provided, however, that the shares shall become Vested Shares and all restrictions on the shares shall lapse upon the earlier of: (i) the date that the Recipient ceases to be a member of the Board for any reason other than Cause, or (ii) the occurrence of a Change of Control.  Notwithstanding the foregoing, if the Recipient ceases to be a member of the Board by reason of Cause, any shares of Restricted Stock which are unvested as of such cessation shall immediately be forfeited.

1            [As determined by the Corporate Governance and Nominating Committee.]

2            [Dates and vesting percentages determined by the Corporate Governance and Nominating Committee.]

4.   Restrictions on Transfer.  Shares of Restricted Stock may not be transferred or otherwise disposed of by the Recipient prior to becoming Vested Shares, including by way of sale, assignment, transfer, pledge or otherwise, except by will or the laws of descent and distribution.

5.   Rights as a Stockholder.  The Company shall pay to the Recipient, in cash, any dividends paid on the Restricted Stock awarded to the Recipient.  Such payment shall be made on the date that such dividend would be paid to the Company's shareholders, generally.  The Recipient shall be entitled to vote the shares of Restricted Stock.

6.   Notices.  Any notice required or permitted under this Restricted Stock Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Recipient either at the Recipient's address as last known by the Company or such other address as the Recipient may designate in writing to the Company.

7.   Securities Laws Requirements.  The Company shall not be obligated to transfer any shares of Company common stock from the Recipient to another party, if such transfer, in the opinion of counsel for the Company, would violate the Securities Act of 1933, as amended from time to time (or any other federal or state statutes having similar requirements as may be in effect at that time).  Further, the Company may require as a condition of transfer of any shares to the Recipient that the Recipient furnish a written representation that he or she is holding the shares for investment and not with a view to resale or distribution to the public.

8.   Protections Against Violations of Restricted Stock Agreement.  No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the shares of Restricted Stock by any holder thereof in violation of the provisions of this Restricted Stock Agreement or the Certificate of Incorporation or the By-Laws of the Company, shall be valid, and the Company will not transfer any of said shares of Restricted Stock on its books nor will any of said shares of Restricted Stock be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company.  The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

9.   Legend.  The Company's Secretary shall, or shall instruct the Company's transfer agent to, provide stop transfer instructions in the Company's stock records to prevent any transfer of the Restricted Stock for any purpose until the stock is vested.  Any certificate that the Secretary or the transfer agent deems necessary to issue to represent shares of Restricted Stock shall, until all restrictions lapse and new certificates are issued, bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VESTING REQUIREMENTS AND MAY BE SUBJECT TO REACQUISITION BY THE COMPANY UNDER THE TERMS OF THAT CERTAIN RESTRICTED STOCK AGREEMENT BY AND BETWEEN SELECTIVE INSURANCE GROUP, INC. (THE "COMPANY") AND THE HOLDER OF THE SECURITIES.  PRIOR TO VESTING OF OWNERSHIP IN THE SECURITIES, THEY MAY NOT BE, DIRECTLY OR INDIRECTLY, OFFERED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNDER ANY CIRCUMSTANCES.  COPIES OF HE ABOVE REFERENCED AGREEMENT ARE ON FILE AT THE OFFICES OF THE COMPANY, 40 WANTAGE AVENUE, BRANCHVILLE, NJ 07890.

10.   Failure to Enforce Not a Waiver.  The failure of the Company to enforce at any time any provision of this Restricted Stock Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

11.   Governing Law.  This Restricted Stock Agreement shall be governed by and construed according to the laws of the State of New Jersey without regard to its principles of conflict of laws.

12.   Amendments.  Except as otherwise provide in Section 16, this Restricted Stock Agreement may be amended or modified at any time only by an instrument in writing signed by each of the parties hereto.

13.   Survival of Terms.  This Restricted Stock Agreement shall apply to and bind the Recipient and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

14.   Agreement Not a Contract for Services.  Neither the grant of Restricted Stock, the execution of this Restricted Stock Agreement nor any other action taken pursuant to this Restricted Stock Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that the Recipient has a right to continue to provide services as a director of the Company for any period of time or at any specific rate of compensation.

15.   Severability.  If a provision of this Restricted Stock Agreement is held invalid by a court of competent jurisdiction, the remaining provisions will nonetheless be enforceable according to their terms.  Further, if any provision is held to be over broad as written, that provision shall be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

16.   Incorporation of Plan; Acknowledgment.  The Restricted Stock is granted pursuant to the Plan, and the Restricted Stock and this Restricted Stock Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Restricted Stock Agreement by reference or are expressly cited.  By signing this Restricted Stock Agreement, the Recipient acknowledges having received and read a copy of the Plan.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Restricted Stock Agreement on the day and year first above written.

Selective Insurance Group, Inc.

By:

Title:

[DIRECTOR]: